Exhibit 17(a)

GABELLI FUNDS
ONE CORPORATE CENTER
RYE, NY 10580-1334

SCAN TO
VIEW MATERIALS & VOTE

To vote by Internet

1) Read the Proxy Statement and have the proxy card below at hand.
2) Go to website **www.proxyvote.com or scan the QR Barcode above**
3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy card below at hand.
2) Call **1-800-690-6903**
3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.
2) Check the appropriate box on the proxy card below.
3) Sign and date the proxy card.
4) Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V77376-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
1. Proposal to approve the contribution of a portion of Dividend Trust's assets (which is anticipated to consist largely or exclusively of cash and short-termed fixed income instruments) having a value of approximately $100 million (approximately 4% of Dividend Trust's net assets attributable to Dividend Trust Common Shares as of December 31, 2025), to a newly-organized, diversified, closed-end management investment company, Preferred Trust, and the distribution of Preferred Trust Common Shares as a dividend to common shareholders of Dividend Trust.	☐	☐	☐

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [Joint Owners] Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V77377-TBD

THE GABELLI DIVIDEND & INCOME TRUST
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

I invite you to the Special Meeting of Shareholders (the "Meeting") of The Gabelli Dividend & Income Trust ("Dividend Trust") to be held on [TBD], 2025. At the Meeting, shareholders will be asked to approve a proposal to contribute a portion of Dividend Trust's assets to a newly-organized, diversified, closed-end management investment company, The Gabelli Preferred Securities Trust ("Preferred Trust"), and to distribute common shares of Preferred Trust as a dividend to common shareholders of Dividend Trust (the "Transaction"). The enclosed Proxy Statement/Prospectus describes the proposal in detail.

PLEASE SIGN AND DATE ON THE REVERSE SIDE